Citigroup Global Markets Holdings Inc.	August 17, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0690 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on an annual basis on the terms described below. Your return on the securities will depend on the worst performing of the S&P 500® Index, the Russell 2000® Index and the shares of the iShares® MSCI Emerging Markets ETF (each, an “underlying asset”).

▪	The securities provide for the repayment of principal plus a premium following the first valuation date on which the closing value of the worst performing underlying asset is greater than or equal to the applicable premium threshold value. However, if the closing value of the worst performing underlying asset is not greater than or equal to the applicable premium threshold value on any of the valuation dates, the securities will not be automatically redeemed at a premium and, instead, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing underlying asset from the pricing date to the final valuation date. If the securities are not automatically redeemed prior to maturity and the closing value of the worst performing underlying asset on the final valuation date is less than 70% of its starting value, you will lose at least 30%, and possibly significantly more, of your investment in the securities. Your return on the securities will depend solely on the performance of the worst performing underlying asset, and you will not benefit in any way from the performance of the better performing underlying assets.

▪	If we and Citigroup Inc. default on our obligations, you may not receive any amount owed to you under the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying assets:	The S&P 500® Index (ticker symbol: “SPX”), the Russell 2000® Index (ticker symbol: “RTY”) and the shares of the iShares® MSCI Emerging Markets (ticker symbol: “EEM”)
Aggregate stated principal amount:	$4,271,000
Stated principal amount:	$1,000 per security
Pricing date:	August 17, 2017
Issue date:	August 22, 2017
Valuation dates:	August 17, 2018, August 19, 2019, August 17, 2020, August 17, 2021 and August 17, 2022 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlying assets
Automatic early redemption:	If, on any of the first four valuation dates, the closing value of the worst performing underlying asset is greater than or equal to the applicable premium threshold value, the securities will be automatically redeemed on the fifth business day following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any of the first four valuation dates, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Premium:

The premium applicable to each valuation date will be the value indicated below. The premium may be significantly less than the appreciation of any underlying asset from the pricing date to the applicable valuation date.

• August 17, 2018: 10.85% of the stated principal amount

• August 19, 2019: 21.70% of the stated principal amount

• August 17, 2020: 32.55% of the stated principal amount

• August 17, 2021: 43.40% of the stated principal amount

• August 17, 2022: 54.25% of the stated principal amount

Premium threshold value:

• August 17, 2018: 100% of the applicable starting value

• August 19, 2019: 95% of the applicable starting value

• August 17, 2020: 90% of the applicable starting value

• August 17, 2021: 85% of the applicable starting value

• August 17, 2022: 80% of the applicable starting value:

Maturity date:	August 22, 2022
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

▪ If the closing value of the worst performing underlying asset on the final valuation date is greater than or equal to the applicable premium threshold value:
$1,000 + the premium applicable to the final valuation date

▪ If the closing value of the worst performing underlying asset on the final valuation date is less than the applicable premium threshold value but greater than or equal to the applicable trigger value: $1,000

▪ If the closing value of the worst performing underlying asset on the final valuation date is less than the applicable trigger value:
$1,000 × the underlying asset performance factor of the worst performing underlying asset

If the securities are not automatically redeemed prior to maturity and the closing value of the worst performing underlying asset on the final valuation date is less than the applicable trigger value, your payment at maturity will be less, and possibly significantly less, than $700 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Starting value:

• S&P 500® Index: 2,430.01 (its closing value on the pricing date)

• Russell 2000® Index: 1,358.940 (its closing value on the pricing date)

• Shares of the iShares® MSCI Emerging Markets ETF: $43.30 (their closing value on the pricing date)

Closing value:	For each underlying asset and any date of determination, its closing level or closing price, as applicable, on that date
Underlying asset performance factor:	For each underlying asset and any valuation date, the closing value of that underlying asset on that valuation date divided by its starting value
Trigger value:

• S&P 500® Index: 1,701.007 (70% of its starting value)

• Russell 2000® Index: 951.258 (70% of its starting value)

• Shares of the iShares® MSCI Emerging Markets ETF: $30.31 (70% of their starting value)

Worst performing underlying asset:	On any valuation date, the underlying asset with the lowest underlying asset performance factor determined on that valuation date
Listing:	The securities will not be listed on any securities exchange, may have limited or no liquidity and are designed to be held to maturity
CUSIP / ISIN:	17324CLV6 / US17324CLV62
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000.00	$2.50	$997.50
Total:	$4,271,000.00	$10,677.50	$4,260,322.50

(1) On the date of this pricing supplement, the estimated value of the securities is $962.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $997.50 per security, assuming no custodial fee is charged by a selected dealer, and up to $1,000, assuming the maximum custodial fee is charged by a selected dealer. In addition, CGMI will pay selected dealers a structuring fee of $4.50 for each security sold in this offering. See “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-06 dated April 7, 2017       Underlying Supplement No. 6 dated April 7, 2017

Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index” or “—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying asset that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Relevant price. With respect to the iShares® MSCI Emerging Markets ETF, its starting value, its premium threshold values and its trigger value are each a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the starting value, the premium threshold values and the trigger value with respect to the iShares® MSCI Emerging Markets ETF are each subject to adjustment upon the occurrence of any of the events described in that section.

Postponement of a valuation date. If any valuation date is not a scheduled trading day for any of the underlying assets or if a market disruption event occurs with respect to any of the underlying assets on any valuation date, that valuation date will be subject to postponement as described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” or “—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date.” If any valuation date is postponed, the closing value of each of the underlying assets in respect of that valuation date will be determined based on (i) for any underlying asset for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing value of such underlying asset on the originally scheduled valuation date and (ii) for any other underlying asset, the closing value of such underlying asset on the valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying asset following the originally scheduled valuation date on which a market disruption event did not occur with respect to such underlying asset).

Hypothetical Examples

The diagram below illustrates the payment you may receive upon automatic early redemption, if applicable, or at maturity of the securities, for a range of hypothetical percentage changes in the closing value of the worst performing underlying asset from the pricing date to the applicable valuation date. Your payment upon automatic early redemption, if applicable, or at maturity will be determined solely based on the performance of the worst performing underlying asset, regardless of the performance of the other underlying assets, on the applicable valuation date.

Investors in the securities will not receive any dividends that may be paid on the stocks that are included in or held by the underlying assets. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the underlying assets or the stocks included in or held by the underlying assets” below.

August 2017	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Payment Upon Automatic Early Redemption, if Applicable, or at Maturity

August 2017	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

The following table illustrates how the amount payable per security will be calculated if the closing value of the worst performing underlying asset is greater than or equal to the applicable premium threshold value on one of the five valuation dates. Figures below have been rounded for ease of analysis.

If the first valuation date on which the closing value of the worst performing underlying asset is greater than or equal to the applicable premium threshold value is . . .	. . . then you will receive the following payment per security upon automatic early redemption or at maturity, as applicable:
August 17, 2018	$1,000 + applicable premium = $1,000 + $108.50 = $1,108.50
August 19, 2019	$1,000 + applicable premium = $1,000 + $217.00 = $1,217.00
August 17, 2020	$1,000 + applicable premium = $1,000 + $325.50 = $1,325.50
August 17, 2021	$1,000 + applicable premium = $1,000 + $434.00 = $1,434.00
August 17, 2022	$1,000 + applicable premium = $1,000 + $542.50 = $1,542.50

If, on any valuation date, the closing values of two underlying assets are greater than or equal to the applicable premium threshold values but the closing value of the other underlying asset is less than the applicable premium threshold value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of each underlying asset must be greater than the applicable premium threshold value on the applicable valuation date.

The examples below illustrate how the payment at maturity will be calculated if the closing value of the worst performing underlying asset is not greater than or equal to the applicable premium threshold value on any of the valuation dates. The examples are based on (i) with reference to the S&P 500® Index, a starting value of 2,430.01, a premium threshold value of 1,944.008 with respect to the final valuation date and a trigger value of 1,701.007, (ii) with reference to the Russell 2000® Index, a starting value of 1,358.940, a premium threshold value of 1,087.152 with respect to the final valuation date and a trigger value of 951.258 and (iii) with reference to the shares of the iShares® MSCI Emerging Markets ETF, a starting value of $43.30, a premium threshold value of $34.64 with respect to the final valuation date and a trigger value of $30.31 and the hypothetical closing values on the final valuation date indicated below. If the securities are not automatically redeemed prior to maturity, your actual payment at maturity will depend on the actual closing value of the worst performing underlying asset on the final valuation date.

Example 1—Par Scenario. On the final valuation date, the hypothetical closing value of the S&P 500® Index is 1,822.51 (a 25% decrease from its starting value), the hypothetical closing value of the Russell 2000® Index is 1,494.834 (a 10% increase from its starting value) and the hypothetical closing value of the iShares® MSCI Emerging Markets ETF is $45.47 (a 5% increase from its starting value). The worst performing underlying asset is the underlying asset with the lowest underlying asset performance factor, which is calculated for each underlying asset as follows:

Underlying asset performance factor of the S&P 500® Index = closing value on final valuation date / starting value

=       1,822.51 / 2,430.01

=       0.75

Underlying asset performance factor of the Russell 2000® Index = closing value on final valuation date / starting value

=       1,494.834 / 1,358.940

=       1.1

Underlying asset performance factor of the shares of the iShares® MSCI Emerging Markets ETF = closing value on final valuation date / starting value

=       $45.47 / $43.30

=       1.05

Because the underlying asset performance factor of the S&P 500® Index is lower than the underlying asset performance factors of the Russell 2000® Index and the shares of the iShares® MSCI Emerging Markets ETF in this example, the S&P 500® Index would be the worst performing underlying asset. In this scenario, because the closing value of the worst performing underlying asset on the final valuation date is less than the applicable premium threshold value but greater than the applicable trigger value, you would be repaid the stated principal amount of $1,000 per security at maturity but would not receive any premium.

August 2017	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Example 2—Downside Scenario. On the final valuation date, the hypothetical closing value of the S&P 500® Index is 2,551.51 (a 5% increase from its starting value), the hypothetical closing value of the Russell 2000® Index is 1,019.205 (a 25% decrease from its starting value) and the hypothetical closing value of the iShares® MSCI Emerging Markets ETF is $17.32 (a 60% decrease from its starting value). The worst performing underlying asset is the underlying asset with the lowest underlying asset performance factor, which is calculated for each underlying asset as follows:

Underlying asset performance factor of the S&P 500® Index = closing value on final valuation date / starting value

=       2,551.51 / 2,430.01

=       1.05

Underlying asset performance factor of the Russell 2000® Index = closing value on final valuation date / starting value

=       1,019.205 / 1,358.940

=       0.75

Underlying asset performance factor of the shares of the iShares® MSCI Emerging Markets ETF = closing value on final valuation date / starting value

=       $17.32 / $43.30

=       0.4

Because the underlying asset performance factor of the shares of the iShares® MSCI Emerging Markets ETF is lower than the underlying asset performance factors of the S&P 500® Index and the Russell 2000® Index in this example, the shares of the iShares® MSCI Emerging Markets ETF would be the worst performing underlying asset. In this scenario, because the closing value of the worst performing underlying asset on the final valuation date is less than the applicable trigger value, the payment at maturity per security would be calculated as follows:

Payment at maturity per security = $1,000 × the underlying asset performance factor of the worst performing underlying asset

=       $1,000 × 0.4

=       $400

In this scenario, the worst performing underlying asset has depreciated by more than 30% from its starting value to its closing value on the final valuation date, which is less than the applicable trigger value. Accordingly, your payment at maturity in this scenario would reflect 1-to-1 downside exposure to the depreciation of the worst performing underlying asset from its starting value to its closing value on the final valuation date, and you would incur a significant loss on your investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying assets. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not guarantee repayment of the stated principal amount at maturity. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the performance of the worst performing underlying asset. If the closing value of the worst performing underlying asset on the final valuation date is less than the applicable trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying asset has declined from its starting value, regardless of the performance of the other underlying assets. There is no minimum payment at maturity on the securities, and you may lose your entire investment in the securities.

▪	The trigger feature of the securities exposes you to particular risks. If the closing value of the worst performing underlying asset on the final valuation date is less than the applicable trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the worst performing underlying asset has declined from its starting value. Although you will be

August 2017	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

repaid your stated principal amount at maturity if the worst performing underlying asset depreciates by 30% or less from its starting value, you will have full downside exposure to the worst performing underlying asset if it depreciates by more than 30%. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities in connection with an early redemption is limited. If the securities are automatically redeemed, your potential return on the securities is limited to the applicable premium payable upon automatic early redemption, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying asset is greater than or equal to the applicable premium threshold value on one of the valuation dates, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the worst performing underlying asset on that valuation date may exceed the applicable premium threshold value. Accordingly, the premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlying assets. In addition, the premium you receive upon any early redemption of the securities may be significantly less than the return you could have achieved if the securities had not been automatically redeemed and you had been able to receive the payment at maturity.

▪	The securities are subject to the risks of each of the underlying assets and will be negatively affected if any underlying asset performs poorly, even if the others perform well. You are subject to risks associated with each of the underlying assets. If any of the underlying assets performs poorly, you will be negatively affected, even if the other underlying assets perform well. The securities are not linked to a basket composed of the underlying assets, where the better performance of two could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying assets is the worst performing underlying asset.

▪	You will not benefit in any way from the performance of the better performing underlying assets. The return on the securities depends solely on the performance of the worst performing underlying asset, and you will not benefit in any way from the performance of the better performing underlying assets. The securities may underperform a similar investment in each of the underlying assets or a similar alternative investment linked to a basket composed of the underlying assets, since in either such case the performance of the better performing underlying assets would be blended with the performance of the worst performing underlying asset, resulting in a better return than the return of the worst performing underlying asset.

▪	The term of the securities may be as short as one year. If the closing value of the worst performing underlying asset on any valuation date, including the valuation date expected to occur approximately one year after the pricing date, is greater than or equal to the applicable premium threshold value, the securities will be automatically redeemed. The earlier the automatic redemption, the lower the premium you will receive.

▪	You will be subject to risks relating to the relationship between the underlying assets. It is preferable from your perspective for the underlying assets to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying assets will not exhibit this relationship. The less correlated the underlying assets, the more likely it is that any one of the underlying assets will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying assets to perform poorly; the performance of the underlying assets that are not the worst performing underlying asset is not relevant to your return on the securities at maturity or on an earlier automatic redemption date. It is impossible to predict what the relationship between the underlying assets will be over the term of the securities. The S&P 500® Index represents large capitalization stocks in the United States, the Russell 2000® Index represents small capitalization stocks in the United States and the iShares® MSCI Emerging Markets ETF represents international emerging markets. Accordingly, the underlying assets represent markets that differ in significant ways and, therefore, may not be correlated with each other.

▪	Investing in the securities is not equivalent to investing in the underlying assets or the stocks included in or held by the underlying assets. You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks included in or held by the underlying assets. It is important to understand that, for purposes of measuring the performance of the underlying assets, the values used will not reflect the receipt or reinvestment of dividends or distributions on the stocks included in or held by the underlying assets. Dividend or distribution yield on the stocks included in or held by the underlying assets would be expected to represent a significant portion of the overall return on a direct investment in the stocks included in or held by the underlying assets, but will not be reflected in the performance of the underlying assets as measured for purposes of the securities (except to the extent that dividends and distributions reduce the values of the underlying assets). Moreover, unlike a direct investment in the underlying assets, the appreciation potential of the securities is limited, as described above.

▪	Your return on the securities depends on the closing values of the underlying assets on only five days. Because your payment upon automatic early redemption, if applicable, or at maturity depends on the closing values of the underlying assets solely on one of the five valuation dates, you are subject to the risk that the closing values of the underlying assets on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying assets that you could sell for full value at a time selected by you, or if the

August 2017	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

return on the securities was based on an average of closing values of the underlying assets, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any amounts owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

August 2017	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the value and volatility of the underlying assets and a number of other factors, including the price and volatility of the stocks included in or held by, as applicable, the underlying assets, the correlation among the underlying assets, dividend yields on the stocks included in or held by, as applicable, the underlying assets, interest rates generally, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks that are held by the iShares® MSCI Emerging Markets ETF trade, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the underlying assets may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities are linked to the Russell 2000® Index and will be subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks composing the iShares® MSCI Emerging Markets ETF and that are generally tracked by the iShares® MSCI Emerging Markets ETF have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	Fluctuations in exchange rates will affect the price of the iShares® MSCI Emerging Markets ETF. Because the iShares® MSCI Emerging Markets ETF invests in stocks that are traded in non-U.S. currencies, while the net asset value of the iShares® MSCI Emerging Markets ETF is based on the U.S. dollar value of those stocks, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which those stocks trade. If the U.S. dollar generally strengthens against the currencies in which those stocks trade, the price of shares of the iShares® MSCI Emerging Markets ETF will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

▪	Changes that affect the underlying assets may affect the value of your securities. The sponsor of the S&P 500® Index, the Russell 2000® Index or of the index underlying the iShares® MSCI Emerging Markets ETF may add, delete or substitute the stocks that constitute those indexes or make other methodological changes that could affect the levels of those indexes. In addition, the investment adviser to the iShares® MSCI Emerging Markets ETF may change the manner in which the iShares® MSCI Emerging Markets ETF operates or its investment objectives at any time. We are not affiliated with any such index sponsor or investment advisor and, accordingly, we have no control over any changes any such index sponsor or investment adviser may make. Such

August 2017	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

changes could be made at any time and could adversely affect the performance of the underlying assets and the value of and your payment at maturity on the securities.

▪	Even if the issuer of the iShares® MSCI Emerging Markets ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on shares of the iShares® MSCI Emerging Markets ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the shares of the iShares® MSCI Emerging Markets ETF on the date of declaration of the dividend. Any dividend will reduce the closing price of the shares of the iShares® MSCI Emerging Markets ETF by the amount of the dividend per share. If the issuer of the iShares® MSCI Emerging Markets ETF pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the iShares® MSCI Emerging Markets ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of shares of the iShares® MSCI Emerging Markets ETF would not.

▪	The securities may become linked to shares of an issuer other than the original issuer of the iShares® MSCI Emerging Markets ETF upon the occurrence of a reorganization event or upon the delisting of the shares of the iShares® MSCI Emerging Markets ETF. For example, if the iShares® MSCI Emerging Markets ETF enters into a merger agreement that provides for holders of the shares of the iShares® MSCI Emerging Markets ETF to receive shares of another entity, the shares of such other entity will become the applicable underlying asset for all purposes of the securities upon consummation of the merger. Additionally, if the shares of the iShares® MSCI Emerging Markets ETF are delisted, or the iShares® MSCI Emerging Markets ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying asset. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the iShares® MSCI Emerging Markets ETF may not completely track the performance of its underlying index or its net asset value per share. The iShares® MSCI Emerging Markets ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the iShares® MSCI Emerging Markets ETF reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the iShares® MSCI Emerging Markets ETF and its underlying index. In addition, corporate actions with respect to the equity securities constituting the iShares® MSCI Emerging Markets ETF’s underlying index or held by the iShares® MSCI Emerging Markets ETF (such as mergers and spin-offs) may impact the variance between the performance of the iShares® MSCI Emerging Markets ETF and its underlying index. Finally, because shares of the iShares® MSCI Emerging Markets ETF are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the iShares® MSCI Emerging Markets ETF may differ from its net asset value per share.

During periods of market volatility, securities underlying the iShares® MSCI Emerging Markets ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the iShares® MSCI Emerging Markets ETF and the liquidity of the iShares® MSCI Emerging Markets ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® MSCI Emerging Markets ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the iShares® MSCI Emerging Markets ETF. As a result, under these circumstances, the market value of the iShares® MSCI Emerging Markets ETF may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets ETF might not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Our offering of the securities does not constitute a recommendation of any of the underlying assets. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying assets is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in or held by the underlying assets or in instruments related to the underlying assets or the stocks included in or held by the underlying assets, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying assets. These and other activities of our affiliates may affect the values of the underlying assets in a way that has a negative impact on your interests as a holder of the securities.

▪	The level or price of an underlying asset may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions

August 2017	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

directly in the stocks included in the S&P 500® Index, the Russell 2000® Index and in the shares of the iShares® MSCI Emerging Markets ETF and other financial instruments related to the underlying assets or the stocks included in or held by the underlying assets. Our affiliates also trade the stocks included in the S&P 500® Index, the Russell 2000® Index and the shares of the iShares® MSCI Emerging Markets ETF and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level or price, as applicable, of the underlying assets in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the companies included in or held by the underlying assets or with the iShares® MSCI Emerging Markets ETF, including extending loans to, making equity investments in or providing advisory services to such companies or the iShares® MSCI Emerging Markets ETF. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, the discontinuance of the S&P 500® Index, the Russell 2000® Index or events with respect to the iShares® MSCI Emerging Markets ETF that may require a dilution adjustment or the delisting of the iShares® MSCI Emerging Markets ETF, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2017	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Information About the S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement. As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500® Index, but securities already included in the S&P 500® Index have been grandfathered and are not affected by this change. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on August 17, 2017 was 2,430.01.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 2, 2008 to August 17, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2008 to August 17, 2017

August 2017	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Russell Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on August 17, 2017 was 1,358.940.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 2, 2008 to August 17, 2017. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2008 to August 17, 2017

August 2017	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Information About the iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. However, for purposes of the securities, the performance of the iShares® MSCI Emerging Markets ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI Emerging Markets ETF will not be factored into a determination of the closing price of the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

The iShares® MSCI Emerging Markets ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI Emerging Markets ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

Please refer to the sections “Risk Factors” and “Fund Descriptions—iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI Emerging Markets ETF, including certain risks that are associated with an investment linked to shares of the iShares® MSCI Emerging Markets ETF.

Historical Information

The graph below shows the closing prices of shares of the iShares® MSCI Emerging Markets ETF for each day such price was available from January 2, 2008 to August 17, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of the iShares® MSCI Emerging Markets ETF for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the iShares® MSCI Emerging Markets ETF as an indication of future performance.

iShares® MSCI Emerging Markets ETF – Historical Closing Prices January 2, 2008 to August 17, 2017

August 2017	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

iShares® MSCI Emerging Markets ETF	High	Low	Dividends
2008
First Quarter	$50.37	$42.17	$0.64893
Second Quarter	$51.70	$44.43	$0.51726
Third Quarter	$44.43	$31.33	$0.00000
Fourth Quarter	$33.90	$18.22	$0.34042
2009
First Quarter	$27.09	$19.94	$0.00000
Second Quarter	$34.64	$25.65	$0.24728
Third Quarter	$39.29	$30.75	$0.00000
Fourth Quarter	$42.07	$37.56	$0.32289
2010
First Quarter	$43.22	$36.83	$0.01201
Second Quarter	$43.98	$36.16	$0.26160
Third Quarter	$44.77	$37.59	$0.00000
Fourth Quarter	$48.58	$44.77	$0.35942
2011
First Quarter	$48.69	$44.63	$0.02512
Second Quarter	$50.21	$45.50	$0.46092
Third Quarter	$48.46	$34.95	$0.00000
Fourth Quarter	$42.80	$34.36	$0.34696
2012
First Quarter	$44.76	$38.23	$0.00000
Second Quarter	$43.54	$36.68	$0.46836
Third Quarter	$42.37	$37.42	$0.00000
Fourth Quarter	$44.35	$40.14	$0.26233
2013
First Quarter	$45.20	$41.80	$0.01423
Second Quarter	$44.23	$36.63	$0.00000
Third Quarter	$43.29	$37.34	$0.49260
Fourth Quarter	$43.66	$40.44	$0.36578
2014
First Quarter	$40.99	$37.09	$0.00000
Second Quarter	$43.95	$40.82	$0.00000
Third Quarter	$45.85	$41.56	$0.34063
Fourth Quarter	$42.44	$37.73	$0.53502
2015
First Quarter	$41.07	$37.92	$0.00000
Second Quarter	$44.09	$39.04	$0.00000
Third Quarter	$39.78	$31.32	$0.30125
Fourth Quarter	$36.29	$31.55	$0.50084
2016
First Quarter	$34.28	$28.25	$0.00000
Second Quarter	$35.26	$31.87	$0.26598
Third Quarter	$38.20	$33.77	$0.00000
Fourth Quarter	$38.10	$34.08	$0.39621
2017
First Quarter	$39.99	$35.43	$0.00000
Second Quarter	$41.93	$38.81	$0.19171
Third Quarter (through August 17, 2017)	$44.26	$41.05	$0.00000

The closing price of the shares of the iShares® MSCI Emerging Markets ETF on August 17, 2017 was $43.30.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of the iShares® MSCI Emerging Markets ETF in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of the iShares® MSCI Emerging Markets ETF.

August 2017	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under

August 2017	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $2.50 for each $1,000 security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI and their financial advisors collectively a fixed selling concession of $2.50 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each $1,000 security they sell to fee-based advisory accounts. In addition, CGMI and its affiliates may profit from hedging activity related to this offering. From these hedging profits, CGMI will pay selected dealers participating in the distribution of the securities a structuring fee of $4.50 for each security sold in this offering. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing values of any of the underlying assets and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

August 2017	PS-16

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries~~'~~’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

August 2017	PS-17

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

August 2017	PS-18

Citigroup Global Markets Holdings Inc.
Autocallable Securities Based Upon the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the Shares of the iShares® MSCI Emerging Markets ETF Due August 22, 2022

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2017 Citigroup Global Markets, Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2017	PS-19